UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 28, 2004

TCF FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-10253	41-1591444

(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)

incorporation or organization)

200 Lake Street East, Mail Code EX0-03-A, Wayzata, Minnesota 55391-1693

(Address of principal executive offices)

(612) 661-6500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01    Other Events.

TCF Financial Corporation (“TCF”) through its leasing subsidiary owns the equity interest in a leveraged lease covering a Boeing 767-300 aircraft leased to Delta Airlines, Inc. (“Delta”).  As previously reported in TCF’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2004, TCF downgraded its credit rating on this $18.9 million leveraged lease investment to substandard.  In Delta’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2004, Delta indicated that if it is unable to make substantial progress in the near term toward achieving a competitive cost structure that will permit it to regain sustained profitability and access to the capital markets on acceptable terms, it will need to seek to restructure its costs under Chapter 11 of the Bankruptcy Code.

As part of a possible consensual out of court restructuring, Delta has recently requested that certain lessors, including TCF, agree to a restructuring of its airplane leases, which would result in a reduction in TCF’s investment.  TCF is in the process of evaluating Delta’s proposal.  As a result of these events, TCF has placed the investment on a non-accrual status.

Although Delta is current on its payments to TCF, a bankruptcy proceeding would likely result in a write-off of TCF’s $18.9 million investment and could also accelerate the required payment of certain income tax obligations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

TCF FINANCIAL CORPORATION

/s/ Lynn A. Nagorske
Lynn A. Nagorske, President, Chief Operating Officer and Director

Dated:    September 28, 2004